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                                                                    EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF September 9, 1999 (this "AGREEMENT"), by and among OnHealth Network Company, a Washington corporation ("PARENT"), BB Acquisition, Inc., a wholly owned Delaware subsidiary of Parent ("SUB"), BabyData.com Inc., a Delaware corporation ("COMPANY"), and the undersigned stockholders of Company (the "STOCKHOLDERS").

                                    RECITALS

         INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Parent, Sub, Company, and the Stockholders hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, Sub will be merged into Company (the "MERGER"). A Certificate of Merger and any other required documents (collectively the "MERGER DOCUMENTS"), substantially in the forms attached as Exhibits 1.1 shall be duly prepared, executed and acknowledged by Company, Parent, Sub and the Stockholders, and thereafter delivered to the Secretary of State of Delaware for filing, as provided in the Delaware General Corporation Law (the "DGCL") as soon as practicable on or after the satisfaction or waiver of the conditions set forth in Article IV. The Merger shall become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the "EFFECTIVE Time"). Solely for purposes of clarification, Company and the Stockholders acknowledge and agree that the obligation of Parent to issue shares under this Agreement shall not be effective until the Merger has been confirmed in writing by the Secretary of State of Delaware.

         1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place on the date of the execution of this Agreement subject to the satisfaction or waiver of the conditions set forth in Article IV (the "CLOSING DATE"), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another time, date or place is agreed to by the parties hereto.

         1.3 EFFECTS OF THE MERGER. At the Effective Time: (i) Sub shall be merged with and into Company (Company after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation,
(iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of the Surviving Corporation, (v) the officers of Sub shall be the officers of the Surviving Corporation, (vi) the issued and outstanding capital stock of Company shall be converted as set forth

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in Section 1.4 below,  and (vii) the Merger shall,  from and after the Effective
Time, have all the effects provided by the DGCL.

         1.4      CONVERSION OF COMPANY SECURITIES.

                  1.4.1 COMPANY SHARES. The issued and outstanding Company Common Shares (each of which is defined in Section 2.1.2 and collectively referred to as "COMPANY SHARES") shall, at the Effective Time, by virtue of the Merger, be converted, without any action on the part of the holders thereof, into, and Parent shall thereupon issue to the holders of the Company Common Shares in the proportions set forth in Schedule 1.4.1, that number of shares of Parent's common stock, par value $.01 per share,("PARENT COMMON SHARES") as hereinafter described. The number of Parent Common Shares to be issued shall be calculated by: dividing the Final Valuation (as defined in Section 1.5) by the average of the closing prices of the Parent Common Shares on the Nasdaq National Market over the twenty (20) trading days ending two (2) trading days prior to the Closing date (the "PARENT AVERAGE CLOSING PRICE"). (The following example is inserted solely for purposes of clarification of the preceding sentence: assume the Closing Date is Wednesday, September 8, 1999, then the specified twenty (20) trading day period will end on and include Friday, September 3, 1999.) Schedule
1.4 sets forth as of the date hereof: (i) the Company Shares and all other rights to purchase any securities convertible into Company Shares, and (ii) a pro forma computation of the number of Parent Common Shares to be issued as of the Closing, using an assumed Average Closing Price as of such date and an assumed Final Valuation of $5,000,000. In the Merger, each share of Sub common stock shall be exchanged for one share of Company Common Stock.

                  1.4.2 DISSENTERS' RIGHTS. Any holder of Company Shares that are outstanding on the record date for the determination of the shareholders entitled to vote for or against the Merger who do not vote such shares in favor of the Merger, or do not sign and deliver a written consent thereto with respect to such shares (the Company Shares then outstanding that are not thus voted or as to which such consents are not signed and delivered are referred to as "ELIGIBLE DISSENTING SHARES"), will be entitled to exercise dissenters' rights pursuant to Sections 262 ET. SEQ. of the DGCL ("SECTION 262") with respect to such Eligible Dissenting Shares, provided that such shareholder meets all the requirements of Section 262 with respect to such shares.


                  1.4.3 FRACTIONAL SECURITIES. No fraction of a Parent Common Share will be issued in the Merger. In lieu of such issuance, all Parent Common Shares issued to the Company shareholders shall be rounded to the closest whole Parent Common Share.

                  1.4.4 ESCROW SECURITIES. To secure claims by Parent for indemnification pursuant to Article V, ten percent (10%) of the Parent Common Shares issuable to the Stockholders shall be held in escrow ("ESCROW SHARES") pursuant to the Escrow Agreement attached as Exhibit 1.4.4 ("ESCROW AGREEMENT").

         1.5 FINAL VALUATION. The term "FINAL VALUATION" of Company shall be $5,000,000 minus that amount by which assets on the Company's Final Pro Forma

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Balance Sheet (as such term is defined in Section 2.1.6 below) as of the Closing are less than the sum of its total liabilities.

         1.6 DELIVERY OF CERTIFICATES. After the Effective Time, each holder of a certificate or other documentation representing Company Shares, other than Eligible Dissenting Shares, shall surrender such certificates or other documentation to Parent or exchange agent designated by Parent, together with duly executed counterparts of the Investment Agreement (as defined in Section 5.1) and Escrow Agreement and such other duly executed documentation as may be reasonably required by Parent or the exchange agent to comply with applicable laws to effect a transfer of such shares or options and upon such surrender each Stockholder shall be entitled to receive a certificate or other documentation for the applicable number of Parent Common Shares calculated pursuant to Section 1.4, except as provided in Section 1.4.5.

         1.7 TAX-FREE REORGANIZATION. The Merger is intended to be a "REORGANIZATION" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to constitute a "PLAN OF REORGANIZATION" within the meaning of the regulations promulgated under
Section 368 of the Code.

         1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. All Parent Common Shares issued on or after the Effective Time upon cancellation of the Company Shares in accordance with the terms hereof shall respectively be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time there shall be no transfers on the stock transfer books of Company of such Company Shares.

         1.9      REGULATION D AND FORM S-3 REGISTRATION STATEMENT.

                  1.9.1 REGULATION D OFFERING. Each holder of Company Shares shall execute a counterpart to the Investment Agreement and such other documents as may be reasonably required by Parent to determine such holder's qualification as an "ACCREDITED INVESTOR," as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933 (the "1933 ACT") or as a person with the financial sophistication required to be a purchaser pursuant to Rule 506(b)(2)(ii) of Regulation D.

                  1.9.2 S-3 REGISTRATION STATEMENT. Not later than three business days after the date of this Agreement, Parent shall request in writing from the Stockholders information about the Stockholders that Parent requires to prepare the S-3 (as defined below). Not later than thirty (30) days after the Stockholders provide Parent with necessary information to prepare the S-3, but in no event prior to the Closing, Parent shall prepare, and file with the Securities and Exchange Commission a registration statement on Form S-3 (such registration statement and the prospectus included therein being referred to as the "S-3") for resale of Parent Common Shares issued in the Merger to the Stockholders (collectively, the "NEW PARENT HOLDERS") provided that such New Parent Holders have executed the Investment and Escrow Agreements and provided Parent with all reasonably requested information required to be included by selling shareholders under the 1933 Act. Parent shall use its commercially reasonable best efforts to have the S-3 declared effective under the 1933 Act as promptly as practicable after such filing. Parent shall use its commercially reasonable best efforts to cause the S-3 to continue to be effective the registration statement and the prospectus contained therein to be updated as reasonably deemed necessary by Parent to enable the New Parent Holders to resell the Parent Common Shares that were issued in the Merger, provided that such resales shall take place in regular brokers' transactions, at customary brokers' commissions, over the Nasdaq Stock Market or such other national market as Parent Common Shares may be traded. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and the resale of those shares pursuant to the S-3. Any New Parent Holder selling stock registered under the S-3 shall indemnify Parent, its officers and directors, each underwriter and selling broker, if any, and each person, if any, who controls Parent, against liability (including liability under the 1933 Act and the Securities and Exchange Act of 1934 ("1934 ACT")) arising by reason of any statement contained in the S-3, that such New Parent Holder provided to Parent in writing explicitly for use in the S-3, being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in the S-3, in the circumstances in which they are made, not be misleading. Parent shall indemnify each New Parent Holder selling stock registered under the S-3, and each underwriter and selling broker, if any, against liability (including liability under the 1933 and 1934 Acts) arising by reason of any statement (other than a statement provided by any New Parent Holder as described above) in or incorporated by reference in the S-3 being false or misleading or omitting to state a material fact necessary to be stated in order that the statements made in or incorporated by reference in the S-3, in the circumstances in which they are made, not be misleading. Parent may suspend sales of Parent Common Shares pursuant to the S-3 if it determines in good faith that such statements are materially misleading or contain material omissions, provided that Parent shall make a corrective filing as soon as practicable. The obligations of Parent pursuant to this Section 1.9.2 shall expire on the earlier of (i) the sale or other disposition of all of the Parent Shares issued in the Merger (including Parent Common Shares released pursuant to the Escrow Agreement or (ii) the ability of all New Parent Holders to dispose of all such shares within a single three (3) month period pursuant to Rule 144 of the 1933 Act.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERSExcept as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Company to Parent prior to the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), Company and Stockholders represent and warrant as follows:

                  2.1.1 ORGANIZATION, STANDING AND POWER. Company is a corporation duly organized and validly existing under the laws of the state of Delaware, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity or entities including Subsidiaries taken as a whole. Company has no Subsidiaries. In this Agreement, a

"SUBSIDIARY" of any corporation or other entity means a corporation, partnership, limited liability company or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests which are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity and "PROSPECTS" shall mean events, conditions, facts or developments which are known to Company and which in the reasonable course of events are expected to have a material effect on future operations of the business as presently conducted by Company. References to Company shall include all Subsidiaries of Company unless the context specifically indicates otherwise. Company has delivered to Parent complete and correct copies of the articles, bylaws, and/or other primary charter and organizational documents ("CHARTER DOCUMENTS") of Company, in each case, as amended to the date hereof. The minute books and stock records of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Company and its Board of Directors, and all original issuances and subsequent transfers, repurchases, and cancellations of Company's capital stock. The Company Disclosure Schedule contains a complete and correct list of the officers and directors of Company.

                  2.1.2    CAPITAL STRUCTURE.

                           (a) The authorized  capital stock of Company consists
of 10,000 shares of Company Common Stock, par value $0.01 per share, ("COMPANY COMMON SHARES") of which 100 shares are issued and outstanding. As of the date hereof, no Company Common Shares are reserved for issuance upon the exercise of outstanding Company warrants or options. All Company Common Shares and other securities outstanding as of September 7, 1999, are set forth on Schedule 1.4, and no Company Common Shares are held by Company in its treasury.

                           (b)  All  outstanding   Company  Shares  are  validly
issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. Except as set forth in this Agreement, there are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company, or obligating Company to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Shares on any matter ("COMPANY VOTING DEBT") or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

                  2.1.3 AUTHORITY. The execution, delivery, and performance of this Agreement by Company has been duly authorized by all necessary action of the Board of Directors of Company. Certified copies of the resolutions adopted by the Board of Directors of Company approving this Agreement and the Merger have been, or at the Closing will be, provided to Parent. Each of Company and the Stockholders has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of the Stockholders and Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  2.1.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities, (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Company's Business Condition. There are no violations or claimed violations known by Company or the Stockholders of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Neither the execution and delivery of this Agreement by Company and the Stockholders nor the performance by Company and the Stockholders of their obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties, assets, or Company Shares pursuant to, any of the Charter Documents or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which Company is a party or by which Company or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption (collectively "CONSENTS") by, any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "GOVERNMENTAL ENTITY") is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for the filing of the appropriate Merger Documents with the Secretary of State of Delaware and except for such other Consents, which if not obtained or made would not have a material adverse effect on Company's Business Condition.

                  2.1.5    TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS.

                  (a) The "Company Intellectual Property" consists of the following:

                                    (i) all  patents,  trademarks,  trade names,
service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Company;

                                    (ii)   all    goodwill    associated    with
trademarks, trade names service marks and trade dress owned by Company;

                                    (iii) all software  and  firmware  listings,
and updated software source code, and complete system build software and instructions related to all software described herein owned by Company;

                                    (iv)  all   documents,   records  and  files
relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Company;

                                    (v)  all  other   tangible   or   intangible
proprietary information and materials owned by Company; and

                                    (vi) all  license  and  other  rights in any
third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clauses (i) to (v) above is referred to herein as "COMPANY OWNED INTELLECTUAL PROPERTY" and Company Intellectual Property described in clause
(vi) above is referred to herein as "COMPANY LICENSED INTELLECTUAL PROPERTY". Unless otherwise noted, all references to "Company Intellectual Property" shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

                           (b) The Company  Disclosure  Schedule lists:  (i) all
patents, registered copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Company; (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto; (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company); and (v) any obligations of exclusivity, noncompetition, nonsolicitation, or first negotiation to which Company is subject under any agreement that does not fall within the ambit of (iii) or (iv) above.

                           (c) The Company Intellectual Property consists solely
of items and rights that are either: (i) owned by Company, (ii) in the public domain, or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company's current, and anticipated future (up to the Closing) activities and has or had all rights in the Company Intellectual Property reasonably necessary to carry out Company's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                           (d)  Company is not, nor as a result of the execution
or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which Company is a party or otherwise bound. Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property.
                           (e)    The    use,    reproduction,     modification,
distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property or any other authorized exercise of rights in or to the Company Owned Intellectual Property by Company or its licensees does not and will not, to the knowledge of Company and the Stockholders, infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. Further, to the knowledge of Company, the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Licensed Intellectual Property or any other authorized exercise of rights in or to the Company Licensed Intellectual Property by Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.
                           (f) No parties other than Company possess any current
or contingent rights to any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

                           (g) The Company Disclosure Schedule lists all parties
who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Company and has provided true and complete copies of such assignments or licenses to Parent.
                           (h) The Company  Disclosure  Schedule includes a true
and complete list of support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements and remedies for their breach.


                           (i) The Company Owned  Intellectual  Property is, and
any products manufactured and commercially released by Company or currently under development, are, to the knowledge of Company and the Stockholders, Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. To the best of Company's knowledge, the Company Licensed Intellectual Property is Year 2000 Compliant in all material respects and will not cease to be Year 2000 Compliant in any material respect at any time prior to, during or after the calendar year 2000. For the purposes of this Agreement, "YEAR 2000 COMPLIANT" means that neither the performance nor the functionality of the applicable Company Intellectual Property or applicable product is or will be materially affected by dates prior to, during or after the calendar year 2000 AD and in particular (but without limitation):

                                    (i) such  Company  Intellectual  Property or
product accurately receives, provides and processes, and will accurately receive, provide and process, date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including calendar years 1999 and 2000;

                                    (ii)   such Company Intellectual Property or
product will not malfunction, cease to function, provide invalid or incorrect results or cause any interruption in the operation of the business of Company as a result of any date/time data;

                                    (iii)  date-based   functionality  of  such
Company Intellectual Property or product behaves and will continue to behave consistently for dates prior to, during and after the year 2000;

                                    (iv)   in all interfaces and data storage of
such Company Intellectual Property or product, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                                    (v)  the year 2000 is and will be recognized
as a leap year of such Company Intellectual Property or product.

                  2.1.6 FINANCIAL STATEMENT. Company has delivered to Parent an unaudited balance sheet as of August 27, 1999 (such balance sheet is referred to as the "FINANCIAL STATEMENT"). Such Financial Statement: (i) is in accordance with the books and records of Company, (ii) presents fairly, in all material respects, the financial position of Company as of the date indicated and the results of its operations for each of the periods indicated, and (iii) has been prepared in accordance with generally accepted accounting principles consistently applied. There are no material off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are not shown or provided for either in the Financial Statement or the Company Disclosure Schedule. The liabilities of Company were incurred in the ordinary course of Company's business except as otherwise indicated in the Company Disclosure Schedule. A "FINAL PRO FORMA CLOSING BALANCE SHEET" will be prepared, and any updates or revisions of such statement will be prepared, on a basis consistent with the Financial Statement (with the proviso that the Pro Forma Closing Balance Sheets shall not be reviewed in accordance with applicable standards of the American Institute of Certified Public Accountants) and Schedule 2.1.6.

                  2.1.7 TAXES. As of the date hereof, neither Company nor any of its predecessors in interest, has been required to file any federal, state, local and foreign tax returns, reports and information statements required to be filed by it through the date of the Closing. Company has fully accrued on the Financial Statement all of its unpaid taxes in respect of all periods through the Closing Date. The books and records of the Company have been kept in accordance with generally accepted accounting principles. No deficiencies or adjustments for any tax have been claimed, proposed or assessed, or to the best of Company's knowledge, threatened. The Company has not filed federal and state income tax returns. Except as disclosed, Company is not subject to any pending or, to the best of Company's knowledge, threatened, tax audit or examination and Company has not waived any statute of limitation with respect to the assessment of any tax which waiver remains in effect. For the purposes of this Agreement, the terms "TAX" and "TAXES" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other similar governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. Company has provided Parent true and correct copies of allinformation, statements, reports, work papers and other tax data reasonably requested by Parent. No consent or agreement has been made under Section 341 of the Code by or on behalf of Company or any predecessor thereof.

         There are no liens for taxes upon the assets of Company except for taxes that are not yet payable. Company has withheld all taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority.

         Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor does Company have any knowledge that the IRS (or other taxing authority) has proposed; or is considering, any such change in accounting method. Company is not a party to any agreement, contract, or arrangement that would result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or, in the case of any such agreement or arrangement to which it may be a party, shareholder approval of any such payments shall be obtained in accordance with
Section 280G). None of the assets of Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

                  2.1.8 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 1999, there has not been:

                           (a)  Any  transaction  involving  more  than  $15,000
entered into by Company other than in the ordinary course of business; any change (or any development or combination of developments of which Company or the Stockholders has knowledge which is reasonably likely to result in such a change) in Company's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been materially adverse to Company's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Company due to fire or other casualty, or any other loss, whether or not insured, amounting to more than $15,000 in the aggregate;

                           (b) Any declaration, payment, or setting aside of any
dividend or other distribution to or for the holders of any Company Shares;

                           (c) Any termination,  modification, or rescission of,
or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company's Business Condition;

                           (d) Any discharge or  satisfaction  by Company of any
lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statement as of June 30, 1999, in the ordinary course of business; or

                           (e) Any mortgage,  pledge, imposition of any security
interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company.

                  2.1.9 LEASES IN EFFECT. Neither Company nor any predecessor in interest of Company has ever been party to any real property leases or subleases.
                  2.1.10 PERSONAL PROPERTY. Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the Financial Statement or used in Company's business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since August 28, 1999 in the ordinary course of business. Company owns no computer equipment or other personal property having a book value of $5,000 or more, which are used by Company in the conduct of its business. All such equipment and property are in good operating condition and repair, reasonable wear and tear excepted.

                  2.1.11 CERTAIN TRANSACTIONS. None of the directors, officers, or Stockholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5%-or-more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Company's officers or directors has any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the business of Company, or any supplier, distributor or customer of Company, except for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

                  2.1.12 LITIGATION AND OTHER PROCEEDINGS. Neither Company nor any of its officers, directors, or, to the knowledge of Company and the Stockholders, employees is a party to any pending or, to the best knowledge of Company, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company which individually or in the aggregate would be materially adverse to Company. Company is not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Company's Business Condition.

                  2.1.13 NO DEFAULTS. Company is not, nor has Company received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of Company or any comparable governing instrument of Company; (ii) any judgment, decree or order applicable to Company; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Company.

                  2.1.14 MAJOR CONTRACTS. Company is not a party to or subject to:

                           (a) Any union contract, or any employment contract or
arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee;

                           (b) Any plan or contract or  arrangement,  written or
oral,  providing  for  bonuses,  pensions,  deferred  compensation,   retirement
payments, profit-sharing, or the like;

                           (c) Any joint venture  contract or arrangement or any
other agreement which has involved or is expected to involve a sharing of profits;

                           (d) Any OEM agreement, distribution agreement, volume
purchase agreement, corporate end user sales or service agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract $25,000 or pursuant to which Company has granted or received manufacturing rights, most favored nation pricing provisions or exclusive marketing, reproduction, publishing or distribution rights related to any product, group of products or territory;

                           (e) Any lease for real or personal  property in which
the amount of payments which Company is required to make on an annual basis exceeds $10,000;
                           (f)  Any  material  agreement,   license,  franchise,
permit, indenture or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the Closing of the Merger, or the consummation of the transactions contemplated hereby or thereby;
                           (g) Except  for trade  indebtedness  incurred  in the
ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $15,000 or more;

                           (h)  Any  material  license   agreement,   either  as
licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users in the ordinary course of business consistent with prior practice); or

                           (i) Any contract containing  covenants  purporting to
limit Company's freedom to compete in any line of business in any geographic area.

         All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Company Disclosure Schedule pursuant to this
Section 2.1.14 are valid and in full force and effect and Company has not, nor, to the best knowledge of Company, has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

                  2.1.15 MATERIAL RELATIONS. To Company's knowledge, as of the date of this Agreement, none of the parties to any of the major contracts identified in the Company Disclosure Schedule pursuant to Section 2.1.15 have terminated, or expressed to the Company an intent to materially reduce or terminate the amount of its business with Company in the future.

                  2.1.16 INSURANCE AND BANKING FACILITIES. Company is not a party to any contracts of insurance or indemnity nor does it have any bank accounts or safe deposit boxes

                  2.1.17 EMPLOYEES. Company does not have any employees. Company is not a party to any pending, or to Company's knowledge, threatened, labor dispute. Company has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or to the Company's knowledge threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person arising out of Company's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge or otherwise.

                  2.1.18 EMPLOYEE BENEFIT PLANS. Company is not a party to any bonus, deferred compensation, pension, profit sharing, retirement, severance, unemployment, training, vacation, tuition, dependent care, prepaid legal, cafeteria, stock option, stock purchase, group insurance, health, disability, accident, death benefit, welfare and other employee benefit plan, fund, program, arrangement or policy, if any, whether formal or informal covering active, former or retired employees of Company ("PLAN"). The Company does not have any commitment to create, adopt or contribute to, any additional plan covering any active, former or retired employee of the Company.

                  2.1.19 CERTAIN AGREEMENTS. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Company (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company under any Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                  2.1.20 GUARANTEES AND SURETYSHIPS. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters), Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

                  2.1.21 BROKERS AND FINDERS. Neither Company nor the Stockholders have retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

                  2.1.22 CERTAIN PAYMENTS. Neither Company nor the Stockholders acting on behalf of Company, nor to the best knowledge of Company, any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution,
(ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any "off-book" bank or cash account or "slush fund", or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

                  2.1.23 DISCLOSURE. Neither the representations or warranties made by Company or the Stockholders in this Agreement, nor the Company Disclosure Schedule or any other certificate executed and delivered by Company or the Stockholders pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                  2.1.24 RELIANCE. The foregoing representations and warranties are made by Company and the Stockholders with the knowledge and expectation that Parent and Sub are placing reliance thereon.

         2.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Parent to Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), Parent and Sub represent and warrant to Company as follows:

                  2.2.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized and validly existing under the laws of Washington and Sub is a corporation duly organized validly existing and in good standing under the laws of Delaware, each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent.

                  2.2.2 AUTHORITY. The execution, delivery, and performance of this Agreement by Parent and Sub has been duly authorized by all necessary corporate action of Parent and Sub. Each of Parent and Sub has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of Parent and Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  2.2.3 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement by Parent or Sub nor the performance by Parent or Sub of its obligations under this Agreement will violate any provision of law or will conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance or restriction upon any of the properties, assets, or shares of capital stock of Parent pursuant to any charter document of Parent or Sub or any agreement (including government contracts), indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which Parent or Sub is a party or by which Parent or any of their assets are bound or affected. No Consent of any Governmental Entity or third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated hereby or thereby, except for the filing of the Merger Documents with the Secretary of State of Delaware, and such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on Parent's Business Condition.

                  2.2.4 FINANCIAL STATEMENTS AND SEC DOCUMENTS. The Parent Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all documents filed with the SEC by Parent since June 30, 1998 (collectively the "SEC DOCUMENTS") and the description of the Parent Common Shares included therein are, as of the time made, accurate and complete and contain no material misstatement or omit to state any fact necessary to make the statements therein not misleading. Since June 30, 1998, Parent has timely filed all documents currently required to be filed with the SEC pursuant to the 1934 Act and otherwise satisfies all applicable requirements for the use of the Form S-3 Registration Statement. There are no "legal proceedings," as defined in Item 103 of Regulation S-K, to which Parent or any of its subsidiaries is a party which are required to be disclosed in the SEC Documents and have not been so disclosed.

                  2.2.5 CAPITAL SHARES. The Parent Common Shares issuable upon the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement and the Merger Documents will be validly issued, fully paid, nonassessable and not subject to any preemptive rights. The authorized, issued and outstanding capital shares of Parent are as set forth in the SEC Documents as of the dates of the financial statements or other information included in the SEC Documents.

                  2.2.6  CAPITAL  STRUCTURE.  The  authorized  capital  stock of
Parent consists of 100,000,000 shares of Parent Common Stock, no par value, ("PARENT COMMON SHARES") All Parent Common Shares and other securities outstanding as of August 31, 1999 are set forth in the prospectus and prospectus supplement of Parent, dated August 31, 1999 (collectively, the "Prospectus"). The authorized capital stock of the Parent, including the Shares, conforms in all material respects to the description thereof contained in the Prospectus.

                  2.2.7 DISCLOSURE. Neither the representations or warranties made by Parent or Sub in this Agreement, nor the final Parent Disclosure Schedule or any other certificate executed and delivered by Parent pursuant to this Agreement, nor the SEC documents when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                  2.2.8 RELIANCE. The foregoing representations and warranties are made by Parent and Sub with the knowledge and expectation that Company is and the Stockholders are placing reliance thereon.

                  2.2.9 BROKERS AND FINDERS. Parent has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Parent owe any fee or other amount to any other broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE III
                              ADDITIONAL AGREEMENTS

         In addition to the foregoing, Parent, Sub, Company and the Stockholders each agree to take the following actions after the Closing.

         3.1 INVESTMENT AGREEMENTS. All resale of Parent Common Shares by the New Parent Shareholders shall be subject to the restrictions imposed by the investment agreements in the form attached as Exhibit 3.1 which shall be entered into by Holders of Company Shares and Parent (the "INVESTMENT AGREEMENTS").

         3.2 FORM 8-K. The Stockholders will assist Parent, its auditors and counsel, after the Closing, in the preparation of a Form 8-K disclosing the transactions contemplated by this Agreement.

         3.3 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

         3.4 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Company, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

         3.5 PUBLIC ANNOUNCEMENTS. Neither Parent, Company nor the Stockholders shall disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys and accountants of the parties hereto, or except as Parent determines in good faith to be required by the federal securities laws after consultation with Company) without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld. It is anticipated that a mutually acceptable joint press release shall be issued only after the Closing.

         3.6 TAX-FREE REORGANIZATION. Neither Parent, the Stockholders nor Company shall take any action, either prior to or following the Closing, that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code. Parent agrees that it will not merge the Surviving Corporation into Parent until after the six month anniversary of the Effective Time. Parent agrees that it will treat the Parent Common Shares delivered in the Merger solely as consideration for the Company Shares and that the value ascribed by Parent to the Company Shares includes the Company workforce in place as of the date hereof. Any change in the Company workforce after the date hereof and prior to the Closing will result in an adjustment in that portion of the Final Valuation relating to the Grunebaum Shares. Parent shall defend, indemnify, and hold Stockholders harmless from and against and reimburse Stockholders with respect to any and all Indemnifiable Amounts (as defined in Article V) including, without limitation, federal or state tax liability incurred by Stockholders by reason of or arising in connection with any failure of Parent to perform its obligations set forth in Section 3.6.

         3.7 CERTAIN RECORDS. From and after the Effective Time, the assets of the Company shall exclude all (and neither Parent, Sub or Company shall have access to any) of the books, files, documents and records of Company or the Stockholders, or of Company's attorneys (including, without limitation any communications or other information falling within the attorney-client privilege) relating to their respective representation of the Company in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         4.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  4.1.1 GOVERNMENTAL APPROVALS. Other than the filing of the Merger Documents with the Secretary of State of Delaware, all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Parent or Company.

                  4.1.2 NO RESTRAINTS. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         4.2 CONDITIONS OF OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent:

                  4.2.1 REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE STOCKHOLDERS. The representations and warranties of Company and the Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this Agreement.

                  4.2.2 PERFORMANCE OF OBLIGATIONS OF COMPANY AND THE STOCKHOLDERS. Company and the Stockholders shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Parent shall have received a certificate signed by each of the Stockholders, individually as officers of Company to such effect on the Closing Date.

                  4.2.3 INVESTMENT AGREEMENTS. Parent shall have received duly executed Investment Agreements substantially in the form attached as Exhibit 5.1 from each Company shareholder voting for approval of this Agreement and the Merger which shall include representations, warranties and agreements regarding the issuance and Sales (as defined in the Investment Agreements) of Parent Common Shares in forms satisfactory to Parent.

                  4.2.4 EMPLOYMENT AGREEMENTS. Grunebaum shall have executed an employment agreement set forth as Exhibit 4.2.4..

                  4.2.5 NONCOMPETITION AGREEMENT. Alterity Partners, LLP shall have executed Noncompetition Agreement in the form attached as Exhibit 4.2.5 with Parent for a period of three (3) years in a form satisfactory to Parent, and not taken any action or expressed any intent to terminate or modify such agreement.

                  4.2.6 LEGAL ACTION.  There shall not be overtly  threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of Company's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Company's business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the viability of such transactions.

                  4.2.7 OPINION OF COUNSEL. Parent shall have received an opinion dated as of the Closing Date of Goldstein & Kaplan LLP, counsel to Company, substantially in the form attached as Exhibit 4.2.7.

                  4.2.8 CONTINGENT SHARES LETTER. Amos Grunebaum shall have delivered to Parent an executed Contingent Shares Letter, dated as of the Closing, in the form of Exhibit 4.2.8 attached hereto.

                  4.2.9  CONSENTS.  Parent  shall have  received  duly  executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule or reasonably deemed necessary by Parent's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Company and for Parent to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Parent, except for such thereof as Parent and Company shall have agreed in writing shall not be obtained.

                  4.2.10 TERMINATION OF RIGHTS AND CERTAIN SECURITIES. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights relating to any security of Company shall have been terminated or waived as of the Closing. Except as set forth in Schedule 1.4, no warrants, options, convertible securities or other rights to purchase or acquire any securities of Company shall be outstanding.

                  4.2.11 COMPANY FINAL PRO FORMA CLOSING BALANCE SHEET. Company shall have provided Parent with the Final Pro Forma Closing Balance Sheet (as defined in Section 2.1.6) which shall have been prepared in good faith, in a form reasonably satisfactory to Parent and shall not reflect a material adverse change in Company from the Financial Statement attached as Schedule 2.1.6.

         4.3 CONDITIONS OF OBLIGATION OF COMPANY AND STOCKHOLDERS. The obligation of Company and the Stockholders to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company and the
Stockholders:

                  4.3.1 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except as otherwise contemplated by this AgreementFor purposes of affirming the accuracy of the representations and warranties of Parent made as of the Closing, the term "SEC Documents" shall be deemed to include all registration statements, reports and proxy statements, including all amendments thereto, filed by Parent with the Securities and Exchange Commission after the date of this Agreement and prior to Closing.

                  4.3.2 PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect on the Closing Date.

                  4.3.3 OPINION OF PARENT'S COUNSEL. Company and the Stockholders shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to Parent, substantially in the form attached as
Exhibit 4.3.3.

                  4.3.4 LEGAL ACTION. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Government Entity brought by any person, entity or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from the Company or the Stockholders as a result of the transactions contemplated by this Agreement, or (ii) seeking to prohibit or impose any limitations on Company's ownership or operation of all or any portion of its business or assets, or to compel Company to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by this Agreement which if successful would have a material adverse effect on the viability of such business or assets; provided that Company and the Stockholders shall automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

                  4.3.5 CONSENTS.  The Company shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Company Disclosure Schedule.

                  4.3.6 EMPLOYMENT AGREEMENT. As of the Closing Parent shall have signed an agreement substantially as set forth as Exhibit 4.2.7, and not taken any action or expressed any intent to terminate or modify such agreement providing for Amos Grunebaum to be employed by Parent.

                                    ARTICLE V
                                 INDEMNIFICATION

         5.1 INDEMNIFICATION RELATING TO AGREEMENT. Subject to the limitations in Section 5.4, the Stockholders shall, severally and not jointly, defend, indemnify, and hold Parent harmless from and against, and reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including attorneys' fees) ("INDEMNIFIABLE AMOUNTS") of every nature whatsoever incurred by Parent by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach, by Company or the Stockholders of any representation or warranty of Company or the Stockholders contained in this Agreement, (ii) the failure, partial or total, of Company or the Stockholders to perform any agreement or covenant required by this Agreement to be performed by it or them, and (iii) any federal or state tax liability, or asserted liability of Company relating to operations prior to the Closing, whether or not arising out of the merger of Sub into Company. No Stockholder shall be entitled to any indemnification from Company or the Surviving Corporation for amounts paid hereunder. There shall be no right of contribution from Company or any successor to Company.

         5.2 THIRD PARTY CLAIMS. With respect to any claims or demands by third parties, whenever Parent shall have received a written notice that such a claim or demand has been asserted or threatened, Parent shall notify each Stockholder of such claim or demand and of the facts within Parent's knowledge that relate thereto within a reasonable time after receiving such written notice, but in no event later than fifteen (15) business days following receipt thereof. The Stockholders shall then have the right to contest, negotiate or settle any such claim or demand through counsel of their own selection, reasonably satisfactory to Parent and solely at their own cost, risk, and expense, which costs and expenses shall be payable out of the Total Escrow (as defined in the Escrow Agreement). Notwithstanding the preceding sentence, the Stockholders shall not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent shall not be unreasonably withheld. By way of illustration and not limitation it is understood that Parent may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. Parent shall not have the right to object to a settlement which consists solely of the payment of a monetary damage amount and which is subject to full indemnification under this Agreement. If the Stockholders fail to give written notice to Parent of their intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Stockholders that any such claim or demand has been made in writing and received by Parent, or if any such notice is given but any such claim or demand is not promptly contested by the Stockholders Parent shall have the right to satisfy and discharge the same by payment, compromise, or otherwise, in accordance with the procedures set forth in the Escrow Agreement. Parent may also, if it so elects and entirely within its own discretion, defend any such claim or demand if the Stockholders fail to give notice of Stockholders' intention to contest or settle any such claim or demand, in which event Parent and its affiliates shall be entitled to indemnification to the full extent permitted by this Article V for any and all costs, losses, liabilities, and expenses whatsoever, including without limitation reasonable attorneys' and other professional fees, that Parent may sustain, suffer, incur, or become subject to as a result of Parent's decision to defend any such claim or demand. Notwithstanding any of the foregoing, Parent shall have the sole right to conduct any tax audit or other tax contest relating to the Parent tax return. In the event any Indemnifiable Amounts arise out of such audits, Parent will notify the Stockholders and allow each to comment on any written submissions relating to any Indemnifiable Amounts, Parent will consult in good faith with the Stockholders regarding the conduct of any audit.

         5.3 BINDING EFFECT. The indemnification obligations of Company and the Stockholders contained in this Article V are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.

         5.4 LIMITATIONS. The liability of the Stockholders and sole remedy of Parent for any breach of representation, warranty or covenant or any claim, cause of action or right of any nature in connection with this Agreement shall be determined solely under this Article V and shall be subject to the following limitations:

                  5.4.1 THRESHOLD.  Notwithstanding  any other provision in this
Article V, Parent shall be entitled to indemnification only if the aggregate Indemnifiable Amounts exceed Twenty-five Thousand Dollars ($25,000) (the "THRESHOLD AMOUNT"), provided that any amounts relating to legal expenses payable by Company shall not be subject to the Threshold Amount; and provided further that at such time as the amount to which Parent is entitled to be indemnified exceeds the Threshold Amount, Parent shall be entitled to be indemnified up to the full Indemnifiable Amounts including the Threshold Amount.

                  5.4.2 TIME LIMIT. The provisions of this Article V shall apply only to Indemnifiable Amounts which are incurred or relate to claims which are asserted or overtly threatened within one (1) year from the Closing Date; provided that the Stockholders shall have received notice of such claims within thirty (30) days of the first anniversary of the Closing; provided further (i) that the obligation of the Stockholders to indemnify Parent for breaches of the representations, warranties and covenants in Sections 2.1.7 relating to taxes

(as defined in Section 2.1.7) shall continue until thirty (30) days after the expiration of all statutes of limitations applicable to such taxes and (ii) that obligations of Company and the Stockholders for Indemnifiable Amounts arising out of fraud or willful misstatements or willful omissions of Company or the Stockholders will have no time limit.

                  5.4.3 ESCROW. The sum of all Indemnifiable Amounts to be paid by the Stockholders and Company shall not exceed and shall be satisfied solely by consideration held by the Custodian pursuant to the Escrow Agreement and shall not be a personal liability of the Stockholders, provided that the obligations of Company and the Stockholders for Indemnifiable Amounts arising out of breaches of the representations, warranties in Section 2.1.7 relating to taxes (as defined in Section 2.1.7), and fraud or willful misstatements or willful omissions by the Stockholders or Company shall not be subject to the foregoing limitation.

         5.5 TAX CONSEQUENCES. As stated in Sections 1.7 and 3.6 it is the intent of the parties that the Merger is intended to be a "reorganization" within the meaning of Section 368 of the Code, and no party shall take any position inconsistent with this interpretation. However no party or its counsel shall have any obligation, of indemnification or otherwise, in the event it is determined that the tax consequences differ from those intended other than as a result of a beach by Parent of the covenants set forth in Section 3.6. This Section shall not be deemed to override the provisions contained in Section 3.6.

         5.6 DUTY TO MITIGATE. Parent shall act in good faith and in a manner commercially reasonable to mitigate any Indemnifiable Amounts it may suffer.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, and the Confidentiality Agreement between the parties, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

         6.2 GOVERNING LAW. The Merger shall be governed by the laws of the State of Delaware, as applicable. All other aspects of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. Company and Stockholders consent to jurisdiction and venue in the state and federal courts in King County, Washington.

         6.3 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

         IF TO PARENT OR SUB            OnHealth Network Company
         -------------------
                                        808 Howell Street, Suite 400
                                        Seattle, Washington 98101
                                        Attention: Robert N. Goodman
                                        Telephone No.: (206) 583-0100
                                        Facsimile No.: (206) 652-9075

         WITH A COPY TO:                Preston Gates & Ellis LLP
         --------------
                                        5000 Columbia Center
                                        701 Fifth Avenue
                                        Seattle, WA 98104-7078
                                        Attention:  Christopher H. Cunningham
                                        Telephone No.: (206) 623-7580
                                        Facsimile No.: (206) 623-7022

         IF TO COMPANY:                 BabyData.com Inc.
         -------------
                                        c/o Alterity Partners, LLC
                                        666 West End Avenue, Suite 18G
                                        New York, New York 10025
                                        Telephone No.:  (212) 501-7922
                                        Facsimile No.: (212) 501-8123

                  With a copy to:       Goldstein & Kaplan LLP
                                        Carnegie Hall Tower
                                        152 West 57th Street, 24th Floor
                                        New York, New York 10019
                                        Attention: Daniel A. J. Rayner
                                        Telephone No.: (212) 262-1100
                                        Facsimile No.: (212) 262-5700

         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 6.3.

         6.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

         6.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, including the exhibits and schedules delivered pursuant to this Agreement, shall survive the Effective Time; provided that except as otherwise set forth in Section 5.4.2, such survival shall terminate one (1) year from the Effective Time.

         6.6 ASSIGNMENT. No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in the absolute discretion of the party asked to grant such consent. Any attempted assignment in violation of this
Section 6.6 shall be voidable and shall entitle the other party to this Agreement to terminate this Agreement at its option.

         6.7 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page - Agreement and Plan of Reorganization in the form annexed to this Agreement by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

         6.8 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.9 EXTENSION, WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         6.10 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The "knowledge of," "the best of knowledge of," or other derivations of "know" with respect to Company will mean the knowledge of the Stockholders in each case assuming the exercise of reasonable inquiry either directly or by representatives on his or their behalf. The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.11 CONFIDENTIALITY. Company and the Stockholders agree to use their commercially reasonable efforts to keep confidential and not to disclose to third parties (except to shareholders, employees, and Company advisors for the purposes of evaluating and consummating the Merger) the terms and conditions of this Agreement specifically including without limitation the Final Valuation and number of Parent Common Shares to be issued and to advise all Company officers, directors and employees of this obligation and to indemnify and hold Parent harmless from any breach of this agreement in accordance with the provisions of
Article V. Notwithstanding the foregoing, after having given prior notice to Parent, the Stockholders may disclose such terms and conditions as is reasonably necessary to comply with applicable laws, regulations, or government rules, or orders of any court or governmental entity.

         6.12 ARBITRATION. The parties shall endeavor to resolve all disputes by agreement and to that end shall each provide the other with sufficient descriptions and information regarding its position to permit informed assessments and decisions. Any disagreement, claim, demand, controversy, or dispute which arises after the Closing in any way relating to this Agreement and the performance or alleged breach by the parties, whether involving questions of law or fact or both and regardless of the nature thereof or the remedy therefor, which is not settled by agreement of the parties shall be resolved pursuant to the arbitration provisions in Section 2.3.3 of the Escrow Agreement.

                    [Remainder Of Page Intentionally Omitted]

              SIGNATURE PAGE - AGREEMENT AND PLAN OF REORGANIZATION


         IN WITNESS WHEREOF, Parent, Sub, Company and the Stockholders have executed this Agreement as of the date first written above.

ONHEALTH NETWORK COMPANY                      BABYDATA.COM INC.



By  \s\ Michael D. Conway                     By \s\ Geoffrey W. Smith


BB ACQUSITION, INC.

By   \s\ Michael D. Conway

STOCKHOLDERS:
ALTERITY PARTNERS, LLC                        AMOS GRUNEBAUM
----------------------                        --------------



\S\ GEOFFREY W. SMITH                         \S\ AMOS GRUNEBAUM
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